As filed with the Securities and Exchange Commission on December 23, 2020

Registration No. 333-251485

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ParcelPal Technology Inc.
(Exact name of Registrant as specified in its charter)
Not Applicable
(Translation of Registrant’s name into English)

British Columbia, Canada (State or other jurisdiction of incorporation or organization)	4210 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

190 Alexander Street, Suite 305
Vancouver, BC V6A 2S5
Canada
Telephone: +1 778 819 1720
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Vcorp Services, LLC
25 Robert Pitt Drive, Suite 204, Monsey
New York 10952
Telephone: (888)-528-2677
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Rimon P.C.
Theodore Ghorra
245 Park Avenue, 39th Floor
New York, NY 10167

From time to time after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933
Emerging growth company  ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

The sole purpose of this Amendment No. 1 to the Registration Statement on Form F-1 (the “Registration Statement”) is to amend the exhibit index and to submit Exhibit 5.1, as amended. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, the exhibit index and the exhibit filed herewith. No changes are being made to the prospectus and, therefore, the prospectus has been omitted from this filing.

Part II

Information Not Required in Prospectus

Indemnification of Directors and Officers

The Company’s articles provide, to the fullest extent permitted by the Canadian Business Corporations Act, Division 5 of Part 5, for the right to indemnification of the directors and former directors of the Company, who was or is a party to or is threatened to be made a party to, any threatened, or pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of fact that he/she is or was serving in such capacity.

In this regard, investors should be aware of the position of the United States Securities and Exchange Commission respecting such indemnification, which position is as follows: “Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.”

Recent Sales of Unregistered Securities

The following information is furnished with regard to all securities issued by the registrant within the last years that were not registered under the Securities Act. The issuance of such shares was deemed exempt from registration requirements of the Securities Act as such securities were offered and sold pursuant to Regulation D, Rule 506 of the Securities Act and outside of the United States to persons who were neither citizens nor residents of the United States or such sales were exempt from, or not subject to, registration under Section 4(2) of Securities Act or Regulation S. No underwriting discounts or commissions were paid with respect to any of the issuances listed below.

During year 2020:

a)	On September 29, 2020, the Company executed a non-brokered private placement pursuant to which it issued an unsecured convertible note to Tangiers with a face value of up to US$525,000.

b)	On September 29, 2020, the Company issued 150,000 incentive shares in connection with the issuance of the unsecured convertible note to Tangiers on September 29, 2020.

c)	On August 27, 2020, the Company issued 583,333 common shares to settle US$35,000 of convertible debt

d)	On September 15, 2020, the Company issued 500,000 common shares fair valued at C$40,000 for management fees

e)	On July 22, 2020, the Company granted 500,000 options to consultants of the Company. The options have an exercise price of C$0.09 per option and expire within 5 years from the grant date.

f)	On July 15, 2020, the Company issued 500,000 common shares fair valued at C$47,500 for management fees.

g)	On July 3, 2020, the Company issued 1,000,000 common shares fair valued at C$95,000 for management fees.

h)	By June 30, 2020, the Company received $58,650 of subscription receivable.

i)	On June 29, 2020, the Company issued 300,000 incentive shares in relation to the non-brokered private placement dated June 29, 2020.

j)	On June 29, 2020 the Company executed a non-brokered private placement pursuant to which it issued a second unsecured convertible single tranche note to Tangiers with a face value of US$210,000.

k)	On June 24, 2020, the Company issued 600,000 shares to settle a contract with a consultant. The shares were fair valued at $60,000.

l)	On June 11, 2020, the Company issued 1,200,000 shares to 1824400 Alberta Limited to settle all amounts under the Business Advisor Service Agreement. The shares were fair valued at $120,000.

m)	On June 9, 2020, the Company issued 270,000 shares to a consultant to settle C$27,000 of debt.

n)
On May 29, 2020 the Company issued 600,000 incentive shares in relation to the non-brokered private placement dated April 14, 2020 (following the consummation of the second tranche of the convertible note for issuance of all incentive shares due under total financing thereunder).

o)	On May 6, 2020, the Company granted 2,875,000 stock options to directors, officers and consultants of the Company. The options have an exercise price of C$0.09 per option and expire on May 6, 2025.

p)	On April 14, 2020 the Company executed a non-brokered private placement pursuant to which it issued an unsecured convertible note to Tangiers with a face value of US$367,500.

q)	During the three months ended on March 31, 2020, the Company received C$58,650 of subscription receivable.

r)	On March 23, 2020, the Company issued 205,556 common shares in lieu of fees to a consultant of the Company. The shares were fair valued at C$18,500.

s)	On February 21, 2020, 1,000,000 stock options were exercised for proceeds of C$90,000, which were recorded as subscriptions received in advance at December 31, 2019.

t)	On February 11, 2020, the Company issued 416,667 commons shares to settle debt of C$50,000.

u)	On January 30, 2020, the Company granted 250,000 to an employee of the Company, the options have an exercise price of C$0.14 and expire on January 30, 2023. The options vest on January 30, 2021.

v)	On January 14, 2020, the Company issued 600,000 common shares in lieu of fees for consulting services. The shares were fair valued at C$20,000.

w)	On January 9, 2020, the Company granted 362,222 stock options to a consultant of the Company. The options have an exercise price of C$0.14 and expire on January 9, 2021.

During the year ended December 31, 2019:

a)
On November 22, 2019, the Company closed a non-brokered private placement financing consisting of 4,071,353 units at a price of C$0.085 per unit for gross proceeds of C$346,065, which were received during the year ended December 31, 2019. Each unit consists of one common share and one-half of one share purchase warrant, with each whole warrant entitling the holder to purchase one additional common share of the Company exercisable at a price of C$0.15 per share for a period of 24 months from the date of issuance. The Company incurred cash share issuance costs of C$20,442 and issued 48,800 finders’ warrants exercisable at a price of C$0.15 per share for a period of 24 months from the date of grant. The fair value of the finder’s warrants were fair valued at C$2,034 using the Black Scholes option pricing model.

b)	On September 10, 2019 the Company issued 280,000 common shares at a fair value equivalent to C$37,800 in lieu of fees.

c)	On September 10, 2019 the Company issued 293,020 common shares to settle debt of C$63,000.

d)	On July 30, 2019 the Company issued 500,000 common shares at a fair value equivalent to C$115,000 in lieu of directors’ fees.

e)
On April 8, 2019, the Company issued 171,427 common shares to its officers, directors and consultants to settle corporate indebtedness of C$60,000. The shares fair value was C$60,857, and a loss on debt settlement of C$857 was recorded.

f)	On March 22, 2019, the Company issued 210,000 common shares at a fair value equivalent to C$79,800 in lieu of directors fees.

g)	On January 31, 2019, the Company issued 150,000 common shares to settle debt of C$45,000.

h)	During the year ended December 31, 2019, the Company received C$194,737 of subscriptions receivable in exchange for shares.

i)	During the year ended December 31, 2019, the Company issued 1,275,000 common shares pursuant to exercise of stock options for proceeds of C$256,249.

j)	During the year ended December 31, 2019, the Company issued 2,958,600 common shares pursuant to exercise of warrants for proceeds of C$339,870.

k)	During the year ended December 31, 2019, the Company issued 600,000 common shares at a fair value equivalent to C$132,000 in lieu of directors’ fees.

During the year ended December 31, 2018:

a)	On November 13, 2018, the Company issued 600,000 common shares in lieu of consulting fees, the shares were fair valued at C$180,000.

b)
On October 25, 2018, the Company issued 114,703 common shares valued at C$34,984, to its officers, directors and a consultant to settle corporate indebtedness of C$39,000 resulting in a gain on debt settlement of C$4,016.

c)
On October 17, 2018, the Company completed a non-brokered private placement issuing 2,847,727 units at C$0.35 for gross proceeds of C$996,704, of which C$211,390 has been accounted for as subscription receivable. Each unit consists of one common share and one-half share purchase warrant with each full warrant being exercisable by the holder at C$0.50 per warrant for common shares of the Company for a period of 24 months from date of issuance. The Company incurred cash issue costs of C$86,790 and issued 48,104 finders’ warrants with an exercise price of C$0.50, expiring on October 17, 2020. The finders’ warrants were fair valued at C$10,986 using the Black Scholes option pricing model.

d)	On September 10, 2018, the Company issued 150,000 shares valued at C$46,500 to its officers, directors and a consultant to settle corporate indebtedness of C$27,500 resulting in a loss of C$19,500.

e)	On June 27, 2018, the Company issued 285,000 shares valued at C$59,850 to its officers, directors and a consultant to settle corporate indebtedness of C$57,000 resulting in a loss of C$2,850.

f)
On January 24, 2018, the Company closed a non-brokered private placement financing consisting of 12,304,924 units at a price of C$0.135 per unit for gross proceeds of C$1,661,165, of which C$10,200 was received subsequent to December 31, 2018. Each unit consists of one common share and one share purchase warrant, with each whole warrant entitling the holder to purchase one additional common share of the Company exercisable at a price of C$0.20 per share for a period of 24 months from the date of issuance. The Company paid finders’ fees of C$125,077 and issued 760,642 finders’ warrants exercisable at a price of C$0.20 per share for a period of 24 months from the date of grant. The fair value of the finders warrants were fair valued at C$329,286 using the Black Scholes option pricing model.

g)
On January 12, 2018, the Company closed a non-brokered private placement financing consisting of 425,000 units at a price of C$0.0675 per unit for gross proceeds of C$28,688, which were received during year ended December 31, 2017. Each unit consists of one common share and one-half of one share purchase warrant, with each whole warrant entitling the holder to purchase one additional common share of the Company exercisable at a price of C$0.075 per share for a period of 24 months from the date of issuance.

h)
During the year ended December 31, 2018, the Company issued 9,546,319 common shares upon exercise of warrants for proceeds of C$1,404,342, of which C$68,550 has been accounted as subscription receivable.

i)	During the year ended December 31, 2018, the Company issued 1,981,000 common shares upon exercise of options for proceeds of C$261,065, of which C$55,000 has been accounted as subscription receivable.

During the year ended December 31, 2017:

a)
On October 26, 2017, the Company closed a non-brokered private placement financing consisting of 13,528,500 units at a price of C$0.05 per unit for gross proceeds of C$676,425. 2,000,000 of the shares with a fair value of C$100,000 were issued as payment for prepaid consulting fees. Each unit consists of one common share and one-half of one share purchase warrant, with each whole warrant entitling the holder to purchase one additional common share of the Company exercisable at a price of C$0.075 per share for a period of 24 months from the date of issuance. The Company paid finders’ fees of C$35,709 cash and issued 820,480 finder’s share purchase warrants valued at C$40,212 exercisable at a price of C$0.075 per share for a period of 24 months from the date of grant.

b)	On October 11, 2017, the Company issued 4,100,000 shares valued at $266,500 to its officer, directors and its consultants to settle corporate indebtedness of C$205,000 resulting in a loss of $61,500.

c)
On March 31, 2017, the Company issued 97,222 units with a fair value of C$16,528 pursuant to a debt settlement agreement entered into with their former CEO to settle debt of C$17,500 resulting in a gain of C$972. Each unit consists of one common share and one-half warrant, which entitles the holder to purchase one additional common share of the Company at price of $0.30 per share for a period of 18 months.

d)
On March 31, 2017, the Company closed a non-brokered private placement financing consisting of 840,500 units at a price of C$0.18 per unit for gross proceeds of C$151,290 of which 45,000 units with a fair value of C$8,100 was for settlement of various debt. Each unit consists of one common share and one share purchase warrant, which entitles the holder to purchase one additional common share of the Company at a price of C$0.30 per share for a period of 18 months. In connection with the private placement, the Company paid a finders’ fees of C$8,640 and issued 60,000 finder’s share purchase warrants (valued at C$4,190) exercisable at a price of C$0.30 per share for a period of 18 months.

e)	During the year ended December 31, 2017, the Company issued 600,000 common shares upon exercise of options for proceeds of C$30,000.

f)	During the year ended December 31, 2017, the Company issued 225,500 common shares upon exercise of warrants for proceeds of C$45,100.

EXHIBITS

Number	Description
Exhibit 3.1*	Articles of ParcelPal Technology Inc.

Exhibit 4.1*	Form of Warrant.

Exhibit 4.2*	Registration Rights Agreement between ParcelPal Technology Inc. and Tangiers Global, LLC, dated December 16, 2020.

Exhibit 4.3*	Investment Agreement between ParcelPal Technology Inc. and Tangiers Global, LLC, dated December 16, 2020

Exhibit 5.1#	Boughton Law legal opinion

Exhibit 5.2*	Rimon P.C. legal opinion

Exhibit 10.1*	Convertible Promissory Note Agreement between ParcelPal Technology Inc. and Tangiers Global, LLC, dated June 29, 2020.

Exhibit 10.2*	Convertible Promissory Note Agreement between ParcelPal Technology Inc. and Tangiers Global, LLC, dated April 14, 2020.

Exhibit 10.3*✓	Platform Agreement between ParcelPal Technology Inc. and Lineten Technologies Inc, dated February 14, 2020.

Exhibit 10.4*✓	Transportation Agreement between ParcelPal Technology Inc. and Amazon Canada Fulfillment Services, Inc., dated September 24, 2017.

Exhibit 10.5*	ParcelPal Technology Inc. Stock Option Plan.

Exhibit 10.6*	Consulting Agreement for Chief Executive Officer of ParcelPal Technology Inc., dated March 27, 2020.

Exhibit 10.7*✓	Transportation Services Agreement between ParcelPal Technology Inc. and Goodfood Market Inc., dated May 26, 2020.

Exhibit 10.8**	Convertible Promissory Note Agreement between ParcelPal Technology Inc. and Tangiers Global, LLC, dated September 29, 2020

Exhibit 10.9***✓	General Delivery Service Agreement between ParcelPal Technology Inc. and CareRx Corporation, dated November 19, 2020.

Exhibit 23.1*	Consent of independent registered public accounting firm

Exhibit 23.2#	Consent of Boughton Law (included in Exhibit 5.1)

Exhibit 23.3*	Consent of Rimon P.C. (included in Exhibit 5.2)

✓
Certain confidential portions of this exhibit were omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions are not material and would be competitively harmful if publicly disclosed.

*	Filed as an Exhibit to our Form 20-F filed with the SEC on August 4, 2020, as amended thereafter, and incorporated herein by reference.
**	Filed as an Exhibit to our Form 20-F, as amended, filed with the SEC on December 7, 2020, and incorporated herein by reference.
***	Previously filed.
#	Filed herewith.

Undertakings
(A) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

	i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20–F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(4)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement.

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

The undersigned registrant hereby undertakes that:

(i)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(6)
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(7)
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on December 23, 2020 .

PARCELPAL TECHNOLOGY INC

By:	/s/ RICH WHEELESS
Rich Wheeless
Chief Executive Officer, Chief Financial Officer, and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Rich Wheeless, with full power of substitution and re-substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorney-in-fact and agent and his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Rich Wheeless	Chief Executive Officer, Chief Financial Officer, and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	December 23, 2020
Rich Wheeless

/s/ Brian Storseth	Director, Chairman of the Board of Directors	December 23, 2020
Brian Storseth

/s/ Robert Faissal	Director	December 23, 2020
Robert Faissal

/s/ Alex Nuttall	Director	December 23, 2020
Alex Nuttall

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of ParcelPal Technology Inc., has signed this registration statement in Liberty Township, Ohio, on December 23, 2020.

Authorized U.S. Representative

By:	/s/ Rich Wheeless
Name: Rich Wheeless
Title: Chief Financial Officer